-48-

EXHIBIT (11)

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)

                                                 Year Ended December 31
                                          --------------------------------------
                                            1994           1993           1992
                                          --------       --------       --------
Average shares outstanding                   28,719         28,321         28,232

Assumed conversion of the 6 percent
 convertible debentures                       1,905              -              -

Net effect of dilutive stock options
 based upon treasury stock method
 using average market price                     191             84             27
                                          ---------      ---------      ---------
Average shares of common stock and
 common stock equivalents outstanding        30,815         28,405         28,259
                                          =========      =========      =========

Income before cumulative
 effect of accounting change              $  65,855      $  10,511      $  14,442

After-tax equivalent of interest
 expense on the 6 percent convertible
 debentures                                   3,720              -              -

Cumulative effect to January 1, 1993,
 of accounting change, net of income
 tax benefit                                      -        (70,229)             -
                                          ---------      ---------      ---------

Net income (loss)                         $  69,575      $ (59,718)     $  14,442
                                          =========      =========      =========
Income before cumulative
 effect of accounting change              $    2.26      $     .37      $     .51

Cumulative effect of accounting
 change, net of income tax benefit                -          (2.47)             -
                                          ---------      ---------      ---------

NET INCOME (LOSS) PER SHARE               $    2.26      $   (2.10)     $     .51
                                          =========      =========      =========

Note - Net income (loss) per share is computed using the average number of common shares outstanding, including common stock equivalents. For purposes of computing net income per share for 1994, the assumed conversion of the Company's 6 percent convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares, and net income was increased for the after-tax equivalent of interest expense on the debentures. The assumed conversion of the 6 percent convertible debentures was not included in average shares outstanding for 1993 and 1992 because the effect of the inclusion would have been anti-dilutive.